UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 2, 2016

bluebird bio, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35966	13-3680878
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (339) 499-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07Submission of Matters to a Vote of Security Holders

On June 2, 2016, bluebird bio, Inc. (the "Company") held its previously announced Annual Meeting of Stockholders (the "Meeting"), at which a quorum was present.  At the Meeting, the stockholders of the Company voted on the three proposals as follows: (i) to elect Wendy L. Dixon, James Mandell, and David P. Schenkein as Class III members of the board of directors to serve until the Company's 2019 annual meeting of stockholders ("Proposal 1"); (ii) to approve, on an advisory basis, the compensation paid to our Named Executive Officer (“Proposal 2”); and (iii) to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016 ("Proposal 3").

The Company's stockholders approved Proposal 1. The votes cast at the Annual Meeting were as follows:

•	On the election of Wendy L. Dixon as a Class III director – 28,661,794 shares voted for and 462,553 shares withheld.
•	On the election of James Mandell as a Class III director – 28,624,169 shares voted for and 500,178 shares withheld.
•	On the election of David P. Schenkein as a Class III director – 28,530,860 shares voted for and 593,487 shares withheld.

The Company’s stockholders approved Proposal 2. The votes cast at the Annual Meeting were as follows:  26,401,958 shares voted for; 2,722,389 shares voted against, and zero shares abstained from voting.  There were 3,615,649 broker non-votes with respect to Proposal 2.

The Company stockholders approved Proposal 3. The votes cast at the Annual Meeting were as follows: 32,512,448 shares voted for, 121,074 shares voted against and 106,474 shares abstained from voting. There were zero broker non-votes with respect to Proposal 3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2016	bluebird bio, Inc.

	By:	/s/ Jason F. Cole
Jason Cole
Chief Legal Officer